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                                                                      EXHIBIT 12

                         ALLIED WASTE INDUSTRIES, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                         (THOUSANDS EXCEPT FOR RATIOS)

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                                                                  NINE MONTHS
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
                                                                  (UNAUDITED)
Fixed Charges:
  Interest expense..........................................  $ 61,045    $ 219,145
  Interest capitalized......................................    47,004       14,994
                                                              --------    ---------
     Total interest expense.................................   108,049      234,139
  Interest component of rent expense........................     2,822        7,426
  Amortization of debt issuance costs.......................     2,876       13,558
                                                              --------    ---------
     Total fixed charges....................................  $113,747    $ 255,123
                                                              ========    =========
Earnings:
  Income before income taxes................................  $110,979    $(298,696)
  Plus fixed charges........................................   113,747      255,123
  Less interest capitalized.................................   (47,004)     (14,994)
                                                              --------    ---------
     Total earnings.........................................  $177,722    $ (58,567)
                                                              ========    =========
  Ratio of earnings to fixed charges........................      1.56x       *
                                                              ========    =========
* Earnings were inadequate to cover fixed charges by $313,690.
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